 As filed with the Securities and Exchange Commission on May 12 , 2014
Registration No. 333-195271

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________

METHES ENERGIES INTERNATIONAL, LTD.
(Exact name of Registrant as specified in its charter)

Nevada	2869	71-1035154
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Methes Energies International Ltd.
3651 Lindell Road, Suite D-272
Las Vegas, Nevada, 89103
(702) 932-9964
(702) 943-0233 Facsimile
 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________________________
Michel G. Laporte
Methes Energies International Ltd
3651 Lindell Road, Suite D-272
Las Vegas, Nevada, 89103
(702) 932-9964
(702) 943-0233 Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________________
Please send copies of all communications to:
Stephen Zelnick, Esq.
Morse, Zelnick, Rose & Lander, LLP
825 Third Avenue
New York, New York 10022
(212) 838-8040
(212) 208-6809 Facsimile
_________________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark if the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☐                                                                               Accelerated filer  ☐
Non-accelerated  filer   ☐                                                                      Smaller reporting company  ☑

(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered (1)(2)(3)	Proposed maximum offering price per unit (2)(3)	Proposed maximum aggregate offering price (3)		Amount of registration fee
Debt Securities
Preferred Stock
Common Stock
Warrants
Units
Total			$8,423,202	(4)	$1,085	(4)(5) *
*Registration fee was previously paid.
(1)
This Registration Statement also covers (i) debt securities, preferred stock, common stock and units that may be issued upon exercise of warrants and (ii) such indeterminate amount of securities as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. In addition, securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)
An indeterminate number of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $8,423,202 or the equivalent thereof in one or more currencies or, if any debt securities are issued at any original issuance discount, such greater principal amount as shall result in an aggregate initial offering price of $8,423,202.

(3)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(4)
The Registrant registering on this Registration Statement securities with an aggregate offering price of $8,423,202 (the “New Securities”), which aggregate offering price is not specified as to each class of security (see footnote (3)).

(5)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act for the $8,423,202 of New Securities being registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-3 is being filed by Methes Energies International Ltd. solely for the purpose of including Warrants in the list of securities set forth in the Calculation of Registration Fee table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario Canada, on May 12 , 2014.

Methes Energies International Ltd.
By: /s/ Michel G. Laporte
Michel G. Laporte
Chairman, Chief Executive Officer and Treasurer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on May 12 , 2014:

/s/ Michel G. Laporte	Chairman and Chief Executive Officer
Michel G. Laporte	(Principal Executive Officer)

/s/ Edward A. Stoltenberg *	Chief Financial Officer
Edward A. Stoltenberg	(Principal Financial and Accounting Officer)

/s/Kebir Ratnani *	Director
Kebir Ratnani

/s/ John Pappain *	Director
John Pappain

/s/ Anthony T. Williams *	Director
Anthony T. Williams

/s/ Perichiyappan Senthilnathan *	Director
Perichiyappan Senthilnathan

*/s/ Stephen A. Zelnick
Stephen A. Zelnick
Attorney-in-Fact